EXHIBIT 99.1
Orbitz Worldwide Appoints Mark Britton to Board of Directors
CHICAGO, IL, April 13, 2011 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced the appointment of Mark Britton to its Board of Directors, effective immediately. Mark joins the Orbitz board following the resignation of Rick Fox who is leaving Orbitz to devote more time to other interests, as previously disclosed. Rick is also resigning from his position as the company’s audit committee chairman and Orbitz board member Kris Leslie will assume the role.
Mark Britton is the founder, CEO and president of Avvo (www.avvo.com), a website that helps consumers make better health and legal decisions by offering free Q&A forums, backed by ratings and profiles for 90 percent of doctors and lawyers in the US. Previously, Mark served as executive vice president of Worldwide Corporate Affairs of InterActiveCorp Travel (IACT) and Expedia, Inc.
“Mark Britton is a pioneer who helped make the Internet a central part of millions of people’s daily lives. His experience at Avvo.com and in travel distribution will make him a valuable addition to our board of directors,” said Barney Harford, CEO, Orbitz Worldwide. “I want to thank Rick Fox for serving as a director on our board and as our company’s audit committee chairman. We wish him well in the future.”
About Mark Britton
Mark Britton, 44, is the founder, CEO and president of Avvo (www.avvo.com), a website that helps consumers make better health and legal decisions by offering free Q&A forums, backed by ratings and profiles for 90 percent of doctors and lawyers in the US. Prior to founding Avvo, Mark was the executive vice president of Worldwide Corporate Affairs of InterActiveCorp Travel (IACT) and Expedia, Inc. In this position, Mark oversaw all finance, strategy, corporate development, legal, human resources and government relations functions for the IACT companies, including Expedia, Hotels.com, Hotwire, Classic Custom Vacations and Interval International.
Mark is a graduate of Gonzaga University and received his J.D. from George Washington University.
About Orbitz Worldwide
Orbitz Worldwide is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide owns a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com) and the Away Network (www.away.com). Also within the Orbitz Worldwide family, Orbitz Worldwide Distribution (http://corp.orbitz.com/partnerships/distribution) delivers private label travel solutions to a broad range of partners including many of the world’s largest airlines, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed corporate travel solutions for corporations. For more information on partnership opportunities with Orbitz Worldwide, visit corp.orbitz.com. Orbitz Worldwide uses its Investor Relations website to make information available to its investors and the public at http://www.orbitz-ir.com. You can sign up to receive email alerts whenever the company posts new information to the website.

Media Contact:
Brian Hoyt
Orbitz Worldwide
+1 312 752 5436 mobile
bhoyt@orbitz.com